Exhibit (e.1)

Amended Exhibit A

to the

Distribution Agreement

Fund Names

Effective Date
Frontegra Mastholm International Equity Fund	August 1, 2008
Frontegra Netols Small Cap Value Fund	August 1, 2008
Frontegra Sky International Equity Fund	August 1, 2008
Frontegra Hexam Emerging Markets Fund	September 30, 2010
Frontegra Phocas Small Cap Value Fund	October 8, 2010
Frontegra Timpani Small Cap Growth Fund	March 23, 2011
Frontegra SAM Global Equity Fund	June 1, 2011
Lockwell Small Cap Value Fund	July 1, 2011
Frontegra MFG Global Equity Fund	December 28, 2011
Frontegra MFG Core Infrastructure Fund	December 28, 2011